Exhibit 21.1


SUBSIDIARIES OF BNCCORP, INC.


The following is a list of all subsidiaries of the Company, including their state of incorporation or organization.


      Name                                           Incorporated In

      BNC National Bank                              National Bank

      BNC Insurance Inc. (a subsidiary of
        BNC National Bank)

      BNC Asset Management (a subsidiary of
        BNC National Bank)

      Bismarck Properties, Inc.                      North Dakota

      BNC Capital Trust I                            Delaware Trust